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                                                       TRUST FOR CREDIT UNIONS

                                                     AMENDMENT NO. 4 TO BY-LAWS

                                                          January 10, 2005


         RESOLVED, that Section 3.1 of the By-Laws of Trust for Credit Unions (the "Trust") be, and hereby is, amended and restated as set forth below:

                                                               ARTICLE 3

                                                Chair, Vice-Chair and Officers


                  3.1 Enumeration; Qualification. The Trustees shall elect from among their number a person who shall serve as Chair of the Board and a person who shall serve as Vice-Chair of the Board. Such persons shall not be deemed officers of the Trust by reason of performing or executing their duties in such capacities. The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. The Chair and Vice-Chair of the Trustees shall each be a Trustee and may but need not be a unitholder; and any officer may be but none need be a Trustee or unitholder. Any two or more offices may be held by the same person. A Trustee who has served as Chair for two full successive terms shall not be eligible for election as Chair for the next immediately succeeding term.

         FURTHER RESOLVED, that the following section 3.11 of the By-Laws of the Trust be, and hereby is, included in Article 3 as set forth below:

                  3.11 Chief Compliance Officer. The Chief Compliance Officer ("CCO") of the Trust shall be responsible for administering the Trust's policies and procedures adopted pursuant to Rule 38a-1(a) under the Investment Company Act of 1940, as amended, or any successor provision thereto. The CCO shall have such other powers and duties as from time to time may be conferred upon or assigned to him or her by the Trustees.

         FURTHER RESOLVED, that the current section 3.11 of Article 3 of the By-Laws of the Trust be, and it hereby is, renumbered accordingly; and

         FURTHER RESOLVED, that the President, any Vice President, the Secretary, and any Assistant Secretary of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.